Exhibit 99.1

News Release



CONTACT:            Jeffrey R. Kotkin
OFFICE:        (860) 665-5154


NU REPORTS FIRST-QUARTER EARNINGS

     BERLIN, Connecticut, April 29, 2004 - Northeast Utilities
(NU-NYSE) today reported first-quarter 2004 earnings of $67.4 million, or $0.53 per share, compared with earnings of $60.2 million, or $0.47 per share, in the first quarter of 2003.

     Charles W. Shivery, NU chairman, president and chief executive officer, said the improved results were driven primarily by increased earnings at NU's competitive energy businesses. Those businesses, which include Select Energy, Inc., NU's competitive wholesale and retail energy marketing subsidiary, earned $18.8 million in the first quarter of 2004, compared with $5.2 million in the same period of 2003.

The following table reconciles 2004 and 2003 first quarter earnings:

                                        First Quarter
2003      Reported EPS                       $0.47
               Lower regulated results       ($0.04)
               Improved competitive results  $0.11
               Other                         ($0.01)
2004      Reported EPS                       $0.53

Select Energy's wholesale business, which includes approximately 1,440 megawatts of primarily hydroelectric generation assets, earned $16.8 million in the first quarter of 2004, compared with approximately $6.8 million in the same period of 2003. Select Energy's retail marketing business earned $2.3 million in the first quarter of 2004, compared with a loss of $1.9 million in the first quarter of 2003. NU's energy services businesses lost $0.2 million in the first quarter of 2004, compared with a profit of $0.4 million in the first quarter of 2003.

Shivery attributed the improved performance in the marketing businesses primarily to improved margins and higher retail volumes. He also said that Select Energy's earnings profile in the first half of 2004 will be quite different from the first six months of 2003, particularly in the wholesale business. Select Energy's cost per kilowatt-hour for procuring electricity is relatively flat throughout 2004. However, contracted sales prices to some of Select Energy's wholesale customers were relatively high in the first quarter and will be lower in the second quarter, creating better wholesale margins in the first quarter of 2004 and lower margins in the second quarter.

Overall, Shivery said, NU expects first half competitive business earnings in 2004 to be well ahead of results in the first half of 2003, when those businesses earned approximately $17 million, but second quarter 2004 earnings for those businesses are projected to be significantly below results in the same period of 2003. NU's competitive businesses now are expected to earn in the middle to upper end of their previously announced 2004 earnings range of between $0.22 per share and $0.30 per share. NU has approximately 128 million NU common shares outstanding.

Combined earnings at NU's regulated businesses declined in the first quarter of 2004, compared with the first quarter of 2003, primarily due to higher depreciation and pension expense. Higher earnings at The Connecticut Light and Power Company (CL&P) and Public Service Company of New Hampshire
(PSNH) were more than offset by lower results at Yankee Gas Services Company and Western Massachusetts Electric Company (WMECO). Regulated electric sales rose by 2.7 percent in the first quarter of 2004, compared with the same period of 2003.

CL&P earnings totaled $26.2 million after payment of preferred dividends in the first quarter of 2004, compared with $25.3 million in the first quarter of 2003. In the first quarter of 2004, distribution and transmission rate increases and a 2.0 percent increase in retail electric sales at CL&P more than offset expected higher depreciation and other expense and lower pension income.

PSNH earned $11.8 million in the first quarter of 2004, compared with $10.8 million in the same period of 2003, primarily as a result of a 6.9 percent increase in retail sales.

Yankee Gas earned $11.9 million in the first quarter of 2004, compared with $15.8 million in the first quarter of 2003. Lower Yankee Gas earnings resulted from higher pension, interest and depreciation expense and an August
2003 change in the company's rate design. That change shifted some of Yankee Gas' cost recovery to more stable fixed monthly charges from more variable energy charges.
That shift will reduce earnings in the higher-use first and fourth quarters and improve results in the lower-use second and third quarters.

WMECO earned $3.5 million in the first quarter of 2004, compared with $6.1 million in the first quarter of 2003.
Lower WMECO earnings were due primarily to lower pension income and higher depreciation and interest expense.

Shivery said NU continues to project consolidated earnings of between $1.20 per share and $1.40 per share, including between $1.08 per share and $1.20 per share for the regulated businesses. The consolidated figures include the competitive business earnings noted above and parent company costs of approximately $0.10 per share related to interest and other expenses.

Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for Home, Business, Life with a full range of energy-related products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy products, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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NU will webcast an investor conference call today at 4 p.m.
Eastern Daylight Time. A link to the call will be available on NU's website at www.nu.com.